Exhibit 4

DEED OF ADHERENCE

THIS DEED OF ADHERENCE is made on December 23, 2002

BY Liberty International B-L LLC (the Covenantor) in favour of the persons whose names are set out as parties to the Revised New Relationship Agreement dated as of 3 March 20000 made by (1) Microsoft Corporation, (2) Liberty Media International, Inc., (3) Liberty UK, Inc., (4) Liberty UK Holdings, Inc., and (5) Telewest Communications plc (the Relationship Agreement) and to those parties who have executed earlier deeds of adherence in this form.

THIS DEED WITNESSES as follows:

1.                                       The Covenantor confirms that it has been given and read a copy of the Relationship Agreement and covenants with each person named above to perform and be bound by all the terms of the Relationship Agreement as if the Covenantor were a party to the Relationship Agreement as a Shareholder.

2.                                       This Deed is governed by English law.

IN WITNESS WHEREOF, this Deed has been executed by the Covenantor and is intended to be and is hereby delivered on the date first above written.

/s/ Albert Rosenthaler
Authorized Agent